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
--------                                    U.S. SECURITIES AND EXCHANGE COMMISSION                      ---------------------------
 FORM 3                                               WASHINGTON, DC 20549                                       OMB APPROVAL
--------                                                                                                 ---------------------------
                                                                                                         OMB Number: 3235-0104
                                                                                                         Expires: September 30, 1998
                                                                                                         Estimated average burden
                                                                                                         hours per response......0.5
                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              ---------------------------

                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                           of the Investment Company Act of 1940
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
   Pasquale   Douglas         M.              (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                    ARV Assisted Living, Inc. (SRS)
     (Last)     (First)     (Middle)             09/08/98                ----------------------------------  -----------------------
                                           ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
   245 Fischer Avenue, Suite D-1           3. IRS or Social Security        Person to Issuer                    Group Filing (Check
----------------------------------------      Number of Reporting           (Check all applicable)              applicable line)
             (Street)                         Person (Voluntary)
                                                                               Director           10% Owner    X    Form filed by
  Costa Mesa     CA          92626         ----------------------------   -----             -----            -----  One Reporting
----------------------------------------                                                                            Person
  (City)        (State)      (Zip)                                          X   Officer           Other
                                                                          ----- (give title ----- (specify          Form filed by
                                                                                 below)            below)    -----  More than One
                                                                                                                    Reporting Person
                                                                          Presdent and Chief Operating Officer
                                                                          ------------------------------------

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                                         TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                (Instr. 5)
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   Common Stock                                   1,500 shares                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   Page 1
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)
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

FORM 3 (CONTINUED)                           TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date Exercisable   3. Title and Amount of       4. Conversion   5. Ownership      6. Nature of
   (Instr. 4)                       and Expiration        Securities Underlying        or Exercise     Form of           Indirect
                                    Date (Month/          Derivative Security          Price of        Derivative        Beneficial
                                    Day/Year)             (Instr. 4)                   Derivative      Security:         Ownership
                                 -------------------------------------------------     Security        Direct (D)        (Instr. 5)
                                 Date       Expira-         Title        Amount or                     or Indirect
                                 Exercis-   tion Date                    Number of                     (I)
                                 able                                    Shares                        (Instr. 5)
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   Stock Option                  06/01/00   06/01/08     Common Stock      37,500        $11.13             D
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   Stock Option                  06/01/01   06/01/08     Common Stock      37,500        $11.13             D
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   Stock Option                  06/01/02   06/01/08     Common Stock      37,500        $11.13             D
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   Stock Option                  06/01/03   06/01/08     Common Stock      37,500        $11.13             D
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Explanation of Responses:
                                                                                   /s/ Douglas M. Pasquale        September 8, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays
a currently valid OMB Number                                                                                                  Page 2
                                                                                                                     SEC 1473 (7-96)
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